CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-148652 and 811-22169) of our reports dated February 26, 2015 on the financial statements and financial highlights of Dreyfus Institutional Reserves Money Fund, Dreyfus Institutional Reserves Treasury Fund and Dreyfus Institutional Reserves Treasury Prime Fund (three of the series comprising Dreyfus Institutional Reserves Fund) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 24, 2015